Exhibit 10.5

CARRAMERICA REALTY CORPORATION

AMENDED AND RESTATED

EXECUTIVE DEFERRED COMPENSATION PLAN

1. PURPOSE AND EFFECTIVE DATE

1.1. Purpose.

The purpose of this Plan is to provide certain of the highly compensated and select management employees of CarrAmerica Realty Corporation (the “Corporation”) with deferred compensation benefits to induce such employees to remain in the employ of the Corporation, and to encourage saving for retirement. The Corporation intends that the Plan shall be treated as an unfunded plan for purposes of the Code, and the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and as a plan for a select group of management and highly compensated employees for purposes of ERISA. The Plan was originally adopted                  ,              and was amended and restated effective as of                  , 2001.

1.2. Effective Date.

The Plan, as amended and restated, shall become effective as of                  , 2001.

2. DEFINITIONS AND CONSTRUCTION

2.1. Definitions.

For purposes of the Plan, unless a different meaning is plainly required by the context, the following definitions are applicable:

(a) “Accounts” mean the Deferred Compensation Account and the Matching Contributions Account.

(b) “Base Compensation” means for any Plan Year the base salary of an Eligible Employee for such Plan Year, including authorized deferrals and payroll deductions. Base Compensation shall exclude the value of any Bonus Compensation, amounts realized from the exercise of a non-qualified stock option, or when restricted stock (or property) either becomes freely transferable or is no longer subject to a substantial risk of forfeiture, amounts realized from the sale, exchange or other disposition of stock acquired under a qualified stock option, and any amounts attributable to fringe or welfare benefits.

(c) “Beneficiary(ies)” means the person or persons designated by a Participant to receive payment of the amounts provided in the Plan in the event of his death. Each Beneficiary designation: (i) shall be made on a form filed in the manner prescribed by the Committee, (ii) shall be effective when, and only if made and filed in such manner during the Participant’s lifetime, and (iii) upon such filing, shall automatically revoke all previous Beneficiary designations.

(d) “Board” means the Board of Directors of the Corporation.

(e) “Bonus Compensation” for the Plan Year means any compensation in excess of Base Compensation awarded to an Eligible Employee under any Corporation incentive plan with respect to a Plan Year, excluding the value of options, restricted stock units, fringe benefits and similar benefits.

(f) “Change in Control” means, with respect to the Corporation:

•	Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Corporation’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

•	Consummation of a reorganization, merger or consolidation involving the Corporation (a “Business Combination”) unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the then outstanding shares of common stock of the Corporation (the “Outstanding Corporation Common Stock”) and the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the “Outstanding Corporation Voting Securities”) immediately prior to such Business Combination beneficially own, directly or indirectly, at least 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Corporation or all or substantially all of the Corporation’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities, as the case may be, and (ii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination;

•	the sale or other disposition of more than 50% of the operating assets of the Corporation; or

•	Approval by the shareholders of the Corporation of a complete liquidation or dissolution of the Corporation.

(g) “Committee” means the Executive Compensation Committee established by the Board.

(h) “Corporation” means CarrAmerica Realty Corporation or any successor thereto.

(i) “Deferral Election” means an election made by the Participant, in accordance with Section 3.2 or 3.4, to defer an amount of Base Compensation or Bonus payable or awarded to the Participant with respect to a Plan Year.

(j) “Deferred Compensation Account” means the account maintained for a Participant by the Corporation, in accordance with Section 4.1, with respect to the Base Compensation or Bonus Compensation for which the Participant has made a Deferral Election.

(k) “Disability” means total disability as defined in the Corporation’s Long-Term Disability Plan.

(l) “Effective Date” of the Plan, as amended and restated, means as of                  , 2001.

(m) “Eligible Employee” means any executive officer, vice-president, managing director or other employee of either the Corporation or a Participating Employer approved for participation in the Plan by the Committee.

(n) “Employer” means the Corporation maintaining the Plan and any Participating Employer which has adopted and currently maintains the Plan for the benefit of its Eligible Employees.

(o) “Hardship” means the immediate and heavy financial need of a Participant as determined by the Committee in accordance with uniform standards established by the Committee.

(p) “Matching Contributions” means the amount credited to a Participant’s Matching Contributions Account in accordance with Section 4.2.

(q) “Matching Contributions Account” means the account maintained for a Participant by the Corporation, in accordance with Section 4.1, with respect to the Matching Contributions credited to such Participant.

(r) “Participant” means an Eligible Employee participating in the Plan in accordance with Section 3.

(s) “Participating Employer” means the Corporation and all entities which are part of the same “controlled group” as the Corporation, as determined under Sections 414(b) or (c) of the Code, provided such an entity has adopted the Plan in writing with the consent of the Board. Non-U.S. entities or subsidiaries shall not be treated as part of the controlled group for this purpose. A business entity shall be treated as a Participating employer only while a member of the controlled group that includes the Corporation.

(t) “Plan” means the CarrAmerica Realty Corporation Amended and Restated Executive Deferred Compensation Plan, as amended from time to time.

(u) “Plan Year” means the period beginning on the Effective Date and ending December 31, 2001, and each calendar year thereafter.

(v) “Retirement Plan” means the Corporation’s qualified defined contribution plan, currently known as the CarrAmerica Realty Corporation Retirement Plan, as amended from time to time, or any successor thereto.

(w) “Separation from Service” means termination of a Participant’s employment with the Employer by reason of retirement, Disability, resignation or discharge. Transfer to employment with an affiliate shall not be treated as a Separation from Service.

(x) “Total Compensation” means the sum of the Participant’s Base Compensation and Bonus Compensation for the Plan Year.

(y) “Trusts” means the trust established by the Corporation that identifies the Plan as a plan with respect to which assets are to be held by the Trustee.

(z) “Trustees” means the trustee or trustees or their successors under the Trust.

2.2. Construction of Terms.

Wherever applicable, the masculine pronoun shall mean or include the feminine pronoun, and the words used in the singular shall include the plural, and vice versa.

3. ELIGIBILITY AND PARTICIPATION

3.1. Eligibility.

Eligibility to participate in the Plan is limited to Eligible Employees who are designated as eligible by the Committee.

3.2. Participation; Deferral Elections.

An Eligible Employee may elect to participate in the Plan with respect to any Plan Year by filing a Deferral Election, in the form and manner prescribed by the Committee, by December 15 of the immediately preceding Plan Year, except that a Deferral Election with respect to the first Plan Year shall be filed at such time before the commencement of such Plan Year as the Committee shall determine, and the Deferral Election for 2001 for the Plan, as amended, shall be filed by February 15, 2001. Notwithstanding the foregoing, in no event may the Participant defer more than 25% of the sum of his Base Compensation plus 100% Bonus Compensation payable for such Plan Year into the Plan.

3.3. Right to Terminate Elections and Deferrals.

If the Corporation determines that the Deferral Elections, or the earnings credited to the amounts previously deferred, would or might result in the Corporation failing to qualify as a real estate investment trust within the meaning of Section 856 of the Internal Revenue Code of 1986, as amended, the Corporation may limit Deferral Elections below 25% of the sum of a Participant’s Base Compensation plus 100% Bonus Compensation payable for such Plan Year. In addition, if the Corporation determines that Deferred Compensation Account and Matching Contribution Account balances under the Plan would or might result in the Corporation failing to qualify as a real estate investment trust under Section 856 of the Code, the Corporation shall also have the right to distribute amounts out of any such accounts as it determines in its sole discretion.

3.4. Initial Eligibility During the Plan Year.

If an Eligible Employee first becomes eligible to participate in the Plan during a Plan Year, he may elect to participate with respect to such Plan Year by filing a Deferral Election for such Plan Year not later than 30 days after notification to him by the Committee of his eligibility to participate in the Plan. The Eligible Employee may elect in such Deferral Election to defer Base Compensation or Bonus Compensation with respect to the Plan Year which is payable or awarded following the filing of the Deferral Election, in accordance with the limitations of Section 3.2 as if such period were an entire Plan Year.

3.5. Modification of Deferral Election.

A Deferral Election made pursuant to Section 3.2 or 3.4 shall be irrevocable, except that the Committee in its discretion may at any time reduce, or waive, the remainder of the amount to be deferred under the Deferral Election upon determining that the Participant has suffered a Hardship.

3.6. Employer Contribution

The Employer may credit to each Participant’s Deferred Account an amount determined by the Employer, in its discretion.

4. ACCOUNTS

4.1. Maintenance of Accounts.

The Corporation shall maintain, for recordkeeping purposes only, a Deferred Compensation Account and a Matching Contributions Account for each Participant who files a Deferral Election. Each Plan Year, the Corporation shall credit each Participant’s: (i) Deferred Compensation Account with the Base Compensation, if any, and Bonus Compensation, if any, deferred pursuant to the such Participant’s Deferral Election under Section 3.2 during the Plan Year; and (ii) Matching Contributions Account with the Matching Contributions determined in accordance with Section 4.2.

4.2. Matching Contributions.

Each Plan Year, the Employer shall credit the Matching Contributions Account of each Participant with an amount equal to 75% of the amount of Total Compensation deferred by the Participant; provided, however, that no Matching Contribution shall be made with respect to deferral amounts in excess of 6% of (i) Total Compensation, reduced by (ii) the annual compensation limit determined pursuant to Section 401(a)(17) of the Internal Revenue Code of 1986, as amended, (the “Code”).

4.3. Investment of Accounts.

A Participant may direct the investment of his or her Accounts, subject to the following:

(a) The Corporation shall determine the investments which will be made available as investment options under the Plan from time to time and may but shall not be required to invest the Accounts in the manner directed by a Participant.

(b) All investment directions shall be in accordance with such rules and regulations as the Corporation may establish from time to time for this purpose.

(c) All earnings and losses on the investments held for a Participant’s Accounts shall be credited to such Accounts.

(d) The Corporation (or its trustee, if any) shall at all times retain title to all assets held for Accounts, and shall have the voting power with respect to all stock or other securities held for the Accounts.

(e) The Accounts shall be valued by the Corporation (or its trustee, if any) at fair market value as of the last day of each calendar quarter and at such other times as may be necessary for the proper administration of the Plan.

5. PAYMENT OF BENEFITS

5.1. Vesting.

A Participant shall be 100% vested in all amounts credited to his Deferred Compensation Account. A Participant shall be vested in the amounts credited to his Matching Contributions Account according to the following schedule:

Years of Continuous Service	Vested Percentage
1	25%
2	50%
3	75%
4	100%

Notwithstanding any other provision to the contrary, a Participant shall become 100% vested in all amounts credited to his Matching Contributions Account upon his death, Disability or Change in Control.

5.2. Payment Method.

(a) At the time an Eligible Employee elects to participate in the Plan, he shall also elect, in such form as approved by the Committee, one of the following methods for the payment of the vested portion of his Deferred Compensation Account and Matching Contribution Account commencing within five years of his Separation from Service:

(1) A lump sum payment;

(2) Pro-rata annual installment payments for a period not to exceed 5 years after Separation from Service, with each installment equal to the unpaid balance of such accounts divided by the number of remaining payments; and, if the Participant dies before all payments are made, the remaining payments to be made to his Beneficiary.

A Participant may elect one method of payment to himself and a different method of payment to his Beneficiary.

(b) (1) A Participant may request a change in his election as to the date or method of payment, by written notice to the Committee, subject to approval by the Committee in its sole discretion, at any time prior to the June 30th prior to the commencement of the Plan Year in which Separation from Service occurs. Notwithstanding the foregoing, if a Participant’s Separation from Service for any reason other than death occurs in the same Plan Year as the election or request for a change in election of the date or method of payment to himself, such election may be disregarded by the Corporation.

(2) A Participant who requests a change as to the date of payment must request a payment date that is at least twenty four (24) months after the date of payment previously elected by the Participant.

(3) Notwithstanding the foregoing, a Participant who has separated from service due to retirement, or who would have satisfied the Corporation’s requirements for retirement if he had not previously separated from service prior to retirement, may after retirement change the date of payment from a prior election but only in the event of a hardship, as defined in Section 5.5 below or due to a change in financial circumstances established to the satisfaction of the Committee. A change in financial circumstances means a change in the availability of reasonably expected financial assets or a substantial change in reasonably expected expenses that, in the judgment of the Committee, justifies a change in the date or method of payment to reflect to the change.

5.3. Death, Disability or Retirement.

Upon a Participant’s Separation from Service by reason of his death, Disability or retirement, the Corporation shall pay to him, or to his Beneficiary in the case of his death, his Deferred Compensation Account and Matching Contribution Account as of the date of Separation from Service. Payment shall be made by the method and on the date(s) previously elected by the Participant, or in the sole discretion of the Committee, in a lump sum. Lump sum payments shall be made on the last day of the calendar quarter in which the Participant’s Separation from Service occurs.

5.4. Resignation or Discharge.

Notwithstanding the provisions of Section 5.2(a), upon a Participant’s Separation from Service by reason of his resignation or discharge, the Corporation shall pay to him the vested portion of Deferred Compensation Account and Matching Contribution Account as of the date of Separation from Service resulting from his resignation or discharge.

Payment shall be made to the Participant in a lump sum or in installments, in the discretion of the Committee on or commencing on the last day of the calendar quarter in which his resignation or discharge occurs.

Notwithstanding the foregoing, the Committee, at its option, may defer payment of the Participant’s Deferred Compensation Account and Matching Contribution Account to the time(s) previously selected by such Participant pursuant to Section 5.2(a) if such resignation or discharge would constitute a change in financial circumstances (as defined in Section 5.2(b)(3)).

5.5. Hardship.

(a) Upon application by a Participant and approval thereof by the Committee, the Participant may withdraw, upon a showing of hardship, part or all of the amount then credited in the Employee Deferral Account and the amount in his Employer Contribution Account.

(b) For purposes of Section 5.5(a), “hardship” shall mean severe financial hardship to a Participant resulting from a sudden and unexpected illness or accident of the Participant or of a dependent (as defined in Section 152(a) of the Internal Revenue Code of 1986, as amended) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, which hardship may not be relieved through reimbursement or compensation by insurance or otherwise, by liquidation of the Participant’s assets (to the extent such liquidation would not itself cause severe financial hardship), or by cessation of deferrals under the Plan.

5.6. Change of Control.

Notwithstanding anything to the contrary contained in this Plan upon the consummation of a Change of Control as defined in Section 2.1(f), each Participant’s Deferred Compensation Account and Matching Contribution Account shall be immediately vested and distributed to him in a lump sum distribution within 15 days following the consummation of such Change in Control or in the event there is a Trust in effect with respect to the Plan, in accordance with the terms of the Trust.

6. ADMINISTRATION

6.1. Committee; Duties.

The Plan shall be administered by the Committee, which shall have the responsibility and authority to, among other things, (a) interpret and construe the terms of the Plan and (b) adopt such regulations, rules, procedures and forms consistent with the Plan as it considers necessary or desirable for the administration of the Plan. In all cases the determination of the Committee shall be final, conclusive and binding on all persons.

6.2. Appointment of Agents.

The Committee shall appoint the Senior Vice President of Human Resources to be the Committee’s agent and shall delegate to him its duties with respect to the day-to-day administration of the Plan. The Committee may from time to time appoint other agents and delegate to them such administrative duties as it sees fit.

7. AMENDMENT OR TERMINATION OF PLAN

7.1. Right to Amend or Terminate.

The Board reserves in its sole discretion the right, at any time and from time to time, to amend or terminate the Plan.

7.2. Effect of Amendment or Termination.

No amendment or termination of the Plan pursuant to Section 7.1 shall deprive any Participant or Beneficiary of any part of his benefits under the Plan accrued as of the time of such amendment or termination. If the Plan is terminated, each Participant shall be paid the full vested amount of his Deferred Compensation Account and Matching Contributions Account within 90 days of the date of termination.

8. CLAIMS PROCEDURE

(a) A person who believes that he is being denied a benefit to which he is entitled under this Plan (hereinafter called a “Claimant”) may file a written request for such benefit with the Committee, setting forth his claim. The request must be addressed to the Committee at the Corporation’s then principal place of business.

(b) Upon receipt of a claim, the Committee shall advise the Claimant that a reply will be forthcoming within sixty (60) days (which may be extended for an additional thirty (30) days for reasonable cause). If the claim is denied in whole or in part, the Committee shall provide the Claimant a written opinion, using language calculated to be understood by the Claimant, setting forth:

(1) The specific reason or reasons for such denial;

(2) The specific reference to pertinent provisions of the Plan which such denial is based;

(3) A description of any additional material or information necessary for the Claimant to perfect his claim and an explanation why such material or such information is necessary;

(4) Appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review; and

(5) The time limits for requesting such a review.

(c) Within sixty (60) days after the receipt by the Claimant of the written opinion described in Section 8(b), the Claimant may request in writing that the Corporation review the determination of the Committee. Such request must be addressed to the Chief Executive Officer of the Corporation, at its then principal place of business. The Claimant or his duly authorized representative may, but need not, review the pertinent documents and submit issues and comments in writing for consideration by the Corporation. If the Claimant does not request a review of the Committee’s determination by the Corporation within such sixty (60) day period, he shall be barred from challenging the Committee’s determination.

(d) Within thirty (30) days after the Chief Executive Officer’s receipt of a request for review, he will review the Committee’s determination. After considering all materials presented by the Claimant, the Chief Executive Officer will render a written opinion, written in a manner calculated to be understood by the Claimant, setting forth the specific reasons for the decision and containing specific references to the pertinent provisions of the Plan on which the decision is based. If special circumstances require that the thirty (30) day time period be extended, the Chief Executive Officer will so notify the Claimant and will render the decision as soon as possible, but no later than sixty (60) days after receipt of the request for review.

9. MISCELLANEOUS PROVISIONS

9.1. No Implied Rights.

Nothing in this Plan shall be deemed to: (a) give to any Eligible Employee the right to be retained in the employ of the Employer or to interfere with the right of the Employer to dismiss any Eligible Employee at any time, or (b) give to any Participant or Beneficiary any right to any payments except as specifically provided for in the Plan.

The rights of any Eligible Employee or Beneficiary, or any person claiming through the Eligible Employee or Beneficiary shall be solely those of an unsecured general creditor of the Corporation. The Eligible Employee or Beneficiary, or any other person claiming through the Eligible Employee or Beneficiary, shall have the right to receive those benefits specified under this Plan only from the Corporation, and shall have no right whatsoever to look to any specific or special property separated from the Corporation to satisfy a claim for benefit payments.

An Eligible Employee or Beneficiary, or any person claiming through the Eligible Employee or Beneficiary, shall not have any rights or beneficial ownership interest in any general asset of the Corporation. Any such general asset used or acquired by the Corporation in connection with liabilities it has assumed under this Plan shall not be deemed to be held under any trust for the benefit of an Eligible Employee or Beneficiary; nor shall any such general asset be considered security for the performance of the obligations of the Corporation. Any such asset shall remain a general, unpledged, and unrestricted asset of the Corporation.

9.2. No Assignment or Alienation.

To the extent permitted by law, no benefit provided under the Plan shall be anticipated, assigned (either at law or in equity), alienated or subject to attachment, garnishment, levy, execution, or other process. Any attempt to perform any such action shall be void.

9.3. Notices.

Any notice, consent or demand required or permitted to be given under the Plan shall be in writing, and shall be signed by the party giving or making the same. If such notice, consent or demand is mailed to a party hereto, it shall be sent by United States certified mail, postage prepaid, addressed to such party’s last known address as shown on the records of the Corporation. The date of such mailing shall be deemed the date of notice, consent or demand.

9.4. Inurement of Benefits.

This Plan shall be binding upon and inure to the benefit of the Corporation and the Employers, their respective successors, and assigns and each Participant and his heirs, executors, administrators, and legal representatives.

9.5. Merger or Consolidation of Corporation.

The Corporation shall not merge or consolidate with any other company or organization, or permit its business activities to be taken over by any other organization unless and until the succeeding or continuing company or other organization shall expressly assume all obligations and liabilities herein set forth.

9.6. Expenses.

The Corporation shall pay all expenses incident to the operation and administration of the Plan.

9.7. Applicable Laws.

Except as otherwise required by federal law, the provisions of the Plan and the rules, regulations and decisions of the Board and the Committee shall be construed and enforced according to the laws of State of Delaware, without regard to its choice of law rules.

9.8. Construction.

Any payments under this Plan shall be independent of, and in addition to, those under any other plan, program or agreement which may be in effect between the parties hereto, or any other compensation payable to the Participant or his Beneficiary by the Corporation or an Employer. This Plan shall not be construed as a contract of employment nor does it restrict the right of the Corporation or an Employer to discharge the Participant for proper cause or the right of the Participant to terminate employment.

The Corporation shall be under no obligation whatever to purchase or maintain any contract, policy or other asset to provide the benefits under this Plan, and any reference to a contract, policy or other asset is made solely for the purpose of computing the value of the benefits payable. Any contract, policy or other asset which the Corporation may utilize to assure itself of general assets with which to provide the benefits hereunder shall not serve in any way as security to the Eligible Employee for the Corporation’s performance under this Plan, and shall remain the general assets of the Corporation subject to the claims of its creditors.

The Corporation and the Plan do not give the Participant or his Beneficiary the right to receive a beneficial interest in any asset of the Corporation. All rights of ownership in any such assets are and remain in the Corporation.

* * * * * *

IN WITNESS WHEREOF, the Corporation has caused this Plan to be signed by its duly authorized officer on this      day of             , 2001.

CARRAMERICA REALTY CORPORATION

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